AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 2005

Registration No. 333-

United States

Securities and Exchange Commission

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Endeavour International Corporation

(Exact Name of Registrant as Specified in Its Charter)

Nevada	88-0448389
(State or Other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1000 Main Street, Suite 3300

Houston, Texas 77002

(Address of Principal Executive Offices)

Endeavour International Corporation 2004 Incentive Plan

Non-Plan Restricted Stock Award Agreements

Non-Plan Stock Option Agreement

(Full Title of the Plans)

H. Don Teague

Executive Vice President

Endeavour International Corporation

1000 Main Street, Suite 3300

Houston, Texas 77002

(713) 307-8700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

COPIES TO:

Christopher A. Ferazzi
Porter & Hedges, L.L.P.

1000 Main Street, 36th Floor

Houston, Texas 77002-3663

(713) 226-6600

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE		PROPOSED MAXIMUM AGGREGATE OFFERING PRICE		AMOUNT OF REGISTRATION FEE (4)
Common Stock, par value $0.001 per share	6,000,000	$4.95	(2)	$29,700,000	(2)	$3,495.69
Common Stock, par value $0.001 per share	400,000	$4.95	(2)	$1,980,000	(2)	$233.05
Common Stock, par value $0.001 per share	400,000	$5.02	(3)	$2,008,000	(3)	$236.34
Total	6,800,000	N/A		$33,688,000		$3,966

(1)  This Registration Statement covers (i) 6,000,0000 shares of common stock, par value $0.001 per share (the “Common Stock”), of Endeavour International Corporation (the “Registrant”) issuable pursuant to the Endeavour International Corporation 2004 Incentive Plan (the “Incentive Plan”), (ii) 400,000 shares of Common Stock issued pursuant to the non-plan restricted stock award agreement dated effective August 26, 2005 (the “Restricted Stock Award Agreement”), between the Registrant and Lance Gilliland and (iii) 400,000 shares of Common Stock issuable pursuant to the non-plan stock option agreement dated effective August 26, 2005 (the “Stock Option Agreement”), between the Registrant and Lance Gilliland.  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered hereby shall also be deemed to include such indeterminate number of additional shares of common stock that may be issued or have been issued pursuant to the Incentive Plan, the Restricted Stock Award Agreement and the Stock Option Agreement to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)  Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act based on $4.95, the average of the high and low sale prices for the common stock on the American Stock Exchange on September 26, 2005.

(3)  These shares represent shares of Common Stock issuable pursuant to the Stock Option Agreement and, pursuant to Rule 457(h), the proposed maximum offering price and the proposed maximum aggregate offering price are estimated on the basis of the per share exercise price of the options issued pursuant to the Stock Option Agreement solely for purposes of calculating the registration fee.

(4)  Pursuant to Rule 429 under the Securities Act, this Registration Statement includes up to (i) 6,200,000 shares of Common Stock issued or issuable pursuant to the Incentive Plan and (ii) 2,331,250 shares of Common Stock issued pursuant to certain non-plan restricted stock award agreements, all of which shares of Common Stock were previously registered on Form S-8, Registration No. 333-119577.  In connection with the previously registered shares of Common Stock issued or issuable pursuant to the Incentive Plan and certain non-plan restricted stock award agreements, the Registrant paid a registration fee of $3,296.  In connection with this Registration Statement, the Registrant is paying a registration fee solely on the 6,800,000 additional shares of the Common Stock being registered.

As permitted by Rule 429 under the Securities Act, the prospectus filed as a part of this Registration Statement on Form S-8 is a combined resale prospectus, which shall be deemed a post-effective amendment to the Registrant’s Registration Statement on Form S-8, Registration No.  333-119577.

EXPLANATORY NOTE

The 6,800,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of Endeavour International Corporation, a Nevada corporation (the “Company”), being registered pursuant to this Form S-8 are comprised of (i) 6,000,0000 shares of Common Stock issuable pursuant to the Endeavour International Corporation 2004 Incentive Plan (the “Incentive Plan”), (ii) 400,000 shares of Common Stock issued pursuant to the non-plan restricted stock award agreement dated effective August 26, 2005 (the “Restricted Stock Award Agreement”), between the Company and Lance Gilliland and (iii) 400,000 shares of Common Stock issuable pursuant to the non-plan stock option agreement dated effective August 26, 2005 (the “Stock Option Agreement”), between the Company and Lance Gilliland.  This Registration Statement also includes up to (i) 6,200,000 shares of Common Stock issued or issuable pursuant to the Incentive Plan and (ii) 2,331,250 shares of Common Stock issued pursuant to certain non-plan restricted stock award agreements, which shares of Common Stock were previously registered on Form S-8, Registration No. 333-119577 (the “Prior Registration Statement”).  Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Prior Registration Statement, except as otherwise set forth herein.

This Registration Statement contains two parts. The first part contains a reoffer prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to the Form S-8), which covers reoffers and resales of “restricted securities” and/or “control securities” (as such terms are defined in Section C of the General Instructions to Form S-8) of the Company.  This reoffer prospectus relates to up to 14,072,650 shares of Common Stock (including up to (i) 7,272,650 shares of Common Stock previously registered under the Prior Registration Statement, (ii) 6,000,0000 shares of Common Stock issuable pursuant to the Incentive Plan, (iii) 400,000 shares of Common Stock issued pursuant to the Restricted Stock Award Agreement and (iv) 400,000 shares of Common Stock issuable pursuant to the Stock Option Agreement).  The second part of this Registration Statement contains Information Required in the Registration Statement pursuant to Part II of Form S-8.  The Form S-8 portion of this Registration Statement will be used for offers of shares of Common Stock of the Company pursuant to the Incentive Plan.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

14,072,650 SHARES OF COMMON STOCK

ENDEAVOUR INTERNATIONAL CORPORATION

This prospectus relates to the offer and sale from time to time of up to 14,072,650 shares (the “Shares”) of our common stock by the selling stockholders named in this prospectus.  The Shares include 2,097,241 shares of our restricted common stock granted under the Endeavour International Corporation 2004 Incentive Plan (the “Plan”), 57,270 shares of common stock issued to our non-employee directors under the Plan in lieu of compensation for services as a director, 2,945,000 shares of our common stock underlying stock options granted under the Plan, 1,466,667 shares of our restricted common stock issued pursuant to certain non-plan restricted stock award agreements, 400,000 shares of our common stock underlying stock options issued pursuant to a certain non-plan stock option agreement, and 5,876,859 shares of our common stock that may subsequently be issued to our affiliates pursuant to future grants under the Plan.  The selling stockholders may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at other negotiated prices.  A selling stockholder may sell none, some or all of the shares offered by this prospectus.  We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus.  We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Our common stock is traded on the American Stock Exchange under the symbol “END.”  On September 28, 2005, the closing price for our common stock was $4.96.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 29, 2005.

Table of Contents

Our Company
Preliminary Note and Cautionary Statement Regarding Forward-Looking Statements
Where You Can Find More Information
Incorporation of Certain Documents by Reference
Risk Factors
Use of Proceeds
The Selling Stockholders
Plan of Distribution
Legal Matters
Experts

Our Company

We are an international oil and gas exploration and production company primarily focused on the acquisition, exploration and development of oil and gas reserves in the North Sea.

We were incorporated as a Nevada corporation on January 13, 2000.  Our common stock is quoted on the American Stock Exchange and began trading in June 2004 under the symbol “END.”  Previously, our common stock traded under the symbol “EVOR” on the NASDAQ Over-the-Counter Bulletin Board.  Our headquarters and principal executive offices are located at 1000 Main Street, Suite 3300, Houston, Texas 77002. Our telephone number is (713) 307-8700. The address of our website is www.endeavourcorp.com. The information on, or linked to or from, our website is not part of this prospectus.

As used in this prospectus, unless the context otherwise requires, references to the “Company”, “Endeavour”, “we”, “us” or “our” mean Endeavour International Corporation, its subsidiaries and its interests in other entities.

Preliminary Note and Cautionary Statement Regarding Forward-Looking Statements

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information that is different.  The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

This prospectus and our documents filed with the Securities and Exchange Commission and incorporated by reference in this prospectus include or may contain certain forward-looking statements. The words “may,” “will,” “expect,” “anticipate,” “believe,” “continue,” “estimate,” “project,” “intend,” and similar expressions used in this prospectus are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. You should also know that such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the caption “Risk Factors” below that we believe could cause actual results or events to differ materially from the forward-looking statements we make.  Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint venture or investments we may make.

Where You Can Find More Information

We are subject to the information requirements of the Securities Exchange Act of 1934, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission.  These reports, proxy statements and other information can be inspected and copied at the Commission’s Public Reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  In addition, the Commission maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.  Endeavour maintains an Internet site at www.endeavourcorp.com.

We have filed a registration statement with the Commission on Form S-8 (including any amendments thereto, known as the registration statement) under the Securities Act of 1933 with respect to the shares of common stock offered by the selling stockholders hereby.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto.  You may refer to the registration statement and the exhibits and schedules thereto for more information about our common stock and us.  Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is herby made to the copy of such contract or document so filed.  Each such statement is qualified in its entirety by such reference.

Incorporation of Certain Documents by Reference

The following documents, which have been previously filed by us with the Securities and Exchange Commission under the Securities Exchange Act of 1934, are incorporated herein by reference:

1)              Our annual report on Form 10-K, as amended, for the year ended December 31, 2004 (File No. 001-32212).

2)              Our quarterly reports on Form 10-Q for the quarters ended March 31, 2005 (File No. 001-32212) and June 30, 2005 (File No. 001-32212).

3)              Our current reports on Form 8-K filed on January 5, 2005, January 11, 2005 (two reports of the same date), January 14, 2005, January 24, 2005, January 26, 2005, as amended by Form 8-K/A on February 4, 2005, February 2, 2005, February 22, 2005, February 25, 2005, March 2, 2005, March 9, 2005, April 27, 2005, May 6, 2005, July 15, 2005, August 5, 2005, August 25, 2005, September 1, 2005,

September 6, 2005, September 13, 2005 (two reports of the same date) and September 19, 2005 (File No. 001-32212) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K).

4)              The description of our common stock contained in our registration statement on Form 8-A filed on June 10, 2004, as amended by our amended registration statement on Form 8-A/A-1 filed on August 11, 2004 (File No. 001-32212), and including any other amendments or reports filed for the purpose of updating such description.

All documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K) subsequent to the date of this prospectus and prior to the completion or termination of this offering, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of each such document. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates documents by reference that are not delivered herewith. Copies of these documents, other than the exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to H. Don Teague, Executive Vice President, Administration & General Counsel, at 1000 Main Street, Suite 3300, Houston, Texas 77002, or at (713) 307-8700.

Risk Factors

An investment in our common stock involves a high degree of risk.   You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including our financial statements and related notes, before deciding to invest in our common stock.  If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer.  In that event, the market price of the offered securities could decline and you could lose all or part of the money you paid to buy our common stock.

We have had operating losses to date and do not expect to be profitable in the foreseeable future.

We have been operating at a loss each year since our inception, and we expect to continue to incur substantial losses for the foreseeable future. Net loss applicable to common stockholders for the years ended December 31, 2004, 2003 and 2002 was $23.8 million, $41.2 million and $4.8 million, respectively. We expect to incur substantial expenditures in connection with our oil and gas exploration activities. Further, we expect to continue to experience negative cash flow for the foreseeable future and cannot predict when, or if, we might become profitable.

If we are unable to generate additional financing, we will not be able to adequately fund our existing development and exploration projects, acquire additional oil and gas interests, or maintain our rights in such projects.

We may not have an adequate amount of financial resources to adequately fund our development and exploration projects on a long-term basis. In the past, we have relied on the sale of our debt and equity securities to fund the acquisition, exploration and development of our petroleum properties. To continue funding these projects and to have the ability to fund additional projects, we will need to raise additional capital. We cannot assure you that additional funding will be available to us for exploration and development of our projects or to fulfill our obligations under any agreements. We also cannot assure you that we will be able to generate sufficient operating cash flow or obtain adequate financing in the future or that the terms of any such financing will be favorable. Failure to generate such additional operating cash flow or obtain such additional financing could result in delay, postponement or cancellation of further exploration and development of our projects or the loss of our interest in such properties.

Acquiring interests in properties for oil and natural gas exploration is speculative in nature and may not ever result in operating revenues or profits.

We cannot assure you that we will discover oil and gas in commercial quantities in our current properties or properties we acquire in the future. Our success depends upon our ability to acquire working and revenue interests in properties upon which gas and oil reserves are ultimately discovered. We expect to ultimately derive the cash flow necessary to fund our operations from the oil and gas produced from our producing properties and/or the sale of our properties, but there is no assurance we will be able to do so.

In the event we are unable to identify additional gas and oil prospects in which we can acquire an interest at an affordable price, we may not be able to sustain our growth rate and ability to spread risk.

One element of our business strategy is to continue to grow and spread risk through selected acquisitions of additional ownership interests in gas and oil prospects. If we are unable to execute this aspect of our strategy in a timely manner, we may not be able to manage our risks and our operations may be adversely affected. Some of the consequences could be:

•                  we may not be able to identify additional desirable gas and oil prospects and acquire leasehold or other ownership interests in such prospects at a desirable price;

•                  any of our completed, currently planned, or future acquisitions of ownership interests in gas and oil prospects may not include prospects that contain proven gas or oil reserves;

•                  we may not have the ability to develop prospects which contain proven gas or oil reserves to the point of commercial production;

•                  we may not have the financial ability to consummate additional acquisitions of ownership interests in gas and oil prospects or to develop the prospects which we acquire to the point of production; and

•                  we may not be able to consummate such additional acquisitions on terms favorable to us.

We may not be able to replace production with new reserves.

In general, the volume of production from oil and gas properties declines as reserves are depleted. The decline rates depend on reservoir characteristics. Our reserves will decline as they are produced unless we acquire properties with proved reserves or conduct successful development and exploration drilling activities. Our future natural gas and oil production is highly dependent upon our level of success in finding or acquiring additional reserves.

Our recent growth is due in large part to acquisitions of producing properties. The successful acquisition of producing properties requires an assessment of a number of factors, some of which are beyond our control. These factors include recoverable reserves, future oil and gas prices, operating costs, and potential environmental and other liabilities, and other factors. Such assessments are inexact and their accuracy is inherently uncertain. In connection with such assessments, we perform a review of the subject properties, which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, the review will not permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We cannot assure you that we will be able to acquire properties at acceptable prices because the competition for producing oil and gas properties is intense and many of our competitors have financial and other resources that are substantially greater than those available to us.

Market fluctuations in the prices of oil and gas could adversely affect the price at which we can sell gas or oil discovered on our properties.

Market fluctuations in the prices of oil and gas can adversely affect the price that we can sell gas and oil discovered on our properties. In recent decades, there have been periods of both worldwide over-production and underproduction of hydrocarbons and periods of both increased and relaxed energy conservation efforts. These conditions have resulted in periods of excess supply of, and reduced demand for, crude oil on a worldwide basis and for natural gas on a domestic basis. These periods have historically been followed by periods of short supply of, and increased demand for, crude oil and, to a lesser extent, natural gas. The excess or short supply of natural gas and crude oil has placed pressures on prices and has resulted in dramatic price fluctuations, even during relatively short periods of seasonal market demand. We cannot predict with any degree of certainty future oil and natural gas prices. Changes in oil and natural gas prices significantly affect our revenues, operating results, profitability and the value of our oil and gas reserves. Lower prices may reduce the amount of oil and natural gas that we can produce economically. In an attempt to reduce our price risk, we periodically enter into hedging transactions with respect to a portion of our expected future production. We cannot assure you that such transactions will reduce the risk or minimize the effect of any decline in oil or natural gas prices.

Lower oil and gas prices may cause us to record ceiling test write-downs.

We use the full cost method of accounting for our oil and gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop oil and gas properties. Under full cost accounting rules, the net capitalized costs of oil and gas properties (net of related deferred taxes), including estimated capitalized abandonment costs, may not exceed a

“ceiling limit” which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10% and excluding cash flows related to estimated abandonment costs, plus the lower of cost or fair value of unproved properties. If net capitalized costs of oil and gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a “ceiling test write-down.” This charge does not impact cash flow from operating activities, but does reduce net income. The risk that we will be required to write down the carrying value of oil and gas properties increases when oil and natural gas prices are low. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves. We cannot assure you that we will not experience ceiling test write-downs in the future.

The oil and gas exploration industry is extremely competitive, which may adversely affect our profitability.

The oil and gas industry is intensely competitive and we compete with other companies that have longer operating histories and greater financial and other resources than we do. Many of these companies not only explore for and produce crude oil and natural gas but also conduct refining operations and market petroleum and other products on a worldwide basis. These competitors can sustain longer periods of reduced prices of gas and oil and may also be in a better position to outbid us to purchase particular interests in oil and gas properties.

Our ability to produce sufficient quantities of oil and gas from our properties may be adversely affected by a number of factors outside of our control. If we are unable to produce oil and gas from our properties in commercial quantities, our operations will be severely affected.

Our business of exploring for and producing oil and gas involves a substantial risk of investment loss. Drilling oil and gas wells involves the risk that the wells may be unproductive or that the wells, although productive, do not produce oil or gas in economic quantities. Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids, or other conditions may substantially delay or prevent completion of any well. This could result in a total loss of our investment in a particular property. Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic if water or other deleterious substances are encountered, which impair or prevent the production of oil and gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. As with any petroleum property, we cannot assure you that oil and gas will be produced from the properties in which we have interests, nor can we assure the marketability of oil and gas which may be acquired or discovered. There are numerous factors beyond our control, including the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, allowable production and environmental protection. We cannot predict how these factors will adversely affect our business.

We operate in foreign countries and are subject to political, economic and other uncertainties.

We currently have operations in the United Kingdom, Norway and the Netherlands. We may expand international operations to other countries or regions in the future. International operations are subject to political, economic and other uncertainties, including:

•                  the risk of war, acts of terrorism, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs;

•                  taxation policies, including royalty and tax increases and retroactive tax claims;

•                  exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over our international operations;

•                  laws and policies of the U.S. affecting foreign trade, taxation and investment; and

•                  the possibility of having to be subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

Foreign countries have occasionally asserted rights to land, including oil and gas properties, through border disputes. If a country claims superior rights to oil and gas leases or concessions granted to us by another country, our interests could be lost or decreased in value. Various regions of the world have a history of political and economic instability. This instability could result in new governments or the adoption of new policies that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in termination of contract rights and expropriation of foreign—owned assets. This could adversely affect our interests.

If the operator of a prospect in which we participate does not maintain or fails to obtain adequate insurance, our interest in such prospect could be materially and adversely affected.

Oil and gas operations are subject to particular hazards incident to the drilling and production of oil and gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires and pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations.

We do not currently operate all of our oil and gas properties. In the projects in which we own a non-operating interest directly or own an equity interest in a limited partnership which in turn owns a non-operating interest, the operator for the prospect may maintain insurance of various types to cover our operations with policy limits and retention liability customary in the industry. The occurrence of a significant adverse event that is not fully covered by insurance could result in the loss of our total investment in a particular prospect which could have a material adverse effect on our financial condition and results of operations.

The cost of decommissioning is uncertain.

As a result of our business strategy, we expect to incur obligations to abandon and decommission certain structures in the North Sea. To date the industry has little experience of removing oil and gas structures in the North Sea. Fewer than 10% of the 400 structures have been removed and these were small steel structures and sub sea installations in the shallower waters of the Southern North Sea. In addition, certain groups have been established to study issues relating to decommissioning and abandonment and how the costs will be borne. Because the experience is limited, it is difficult to predict the costs of any future decommissions for which we might become obligated.

Our failure to comply with environmental regulations could result in significant fines and penalties and our cost of compliance with such regulations could result in large expenses, either of which could adversely affect our operations.

Our operations are subject to a variety of national, state, local, and international laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Significant fines and penalties may be imposed for the failure to comply with environmental laws and regulations. Some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances such as oil and gas related products.

Some environmental protection laws and regulations may expose us to liability arising out of the conduct of operations or conditions caused by others, or for acts which were in compliance with all applicable laws at the time the acts were performed. Changes in the environmental laws and regulations, or claims for damages to persons, property, natural resources or the environment, could result in substantial costs and liabilities to us. Therefore, we may incur significant environmental compliance costs in the future.

Our failure to comply with various levels of governmental regulations to which we are subject could result in significant fines and/or penalties and our cost of compliance with such regulations could result in large expenses, either of which would adversely affect our operations.

Oil and gas exploration, development and production are subject to various types of regulation by local, state and federal agencies. Regulations and laws affecting the oil and gas industry are comprehensive and under constant review for amendment and expansion. These regulations and laws carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, adversely affects our profitability.

We are dependent on our executive officers and need to attract and retain additional qualified personnel.

Our future success depends in large part on the service of William L. Transier and John N. Seitz, both of whom have substantial experience in the oil and gas industry. If either were to resign it could have a material adverse effect on our business, operating results and financial condition. While we have employment agreements with each of Mr. Transier and Mr. Seitz, there can be no assurance that such agreements will be enforceable in all circumstances, that we will have the resources to enforce such agreements or that we will have the ability to retain their services due to resignation or otherwise. Further, we do not intend to maintain key-person life insurance on either Mr. Transier or Mr. Seitz. Our future success also depends upon our ability to attract, assimilate and retain highly qualified technical and other management personnel. There can be no assurance that we will continue to attract, assimilate and retain key personnel, and the failure to do so will have a material adverse effect on our business, operating results and financial condition.

You may experience dilution of your ownership interests due to the future issuance of additional shares of our common stock.

We may in the future issue our previously authorized and unissued securities which will result in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue 150,000,000 shares of common stock and 376,287 shares of preferred stock with such designations, preferences and rights as determined by our board of directors. At September 26, 2005, we had issued 75,159,544 shares of common stock, and outstanding options and warrants to purchase an additional 7,034,595 shares of our common stock.  In addition, 16,185,260 shares of our common stock are issuable upon conversion of our senior convertible notes due 2012. We also have additional shares available for grant under our 2004 Incentive Plan. Additional incentive plans or amendments to existing incentive plans for employees may be adopted in the future. Issuance of these shares of common stock may substantially dilute the ownership interests of our existing stockholders. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock.

We may also issue additional shares of our stock in connection with the hiring of personnel, future acquisitions, future private placements of our securities for capital raising purposes, or for other business purposes. This would further dilute the interests of our existing stockholders.

We do not intend to pay dividends in the foreseeable future.

We have never declared or paid a dividend on our common stock. We intend to retain earnings, if any, for use in the operation and expansion of our business and therefore do not anticipate declaring or paying any dividends in the foreseeable future.

The trading price of our common stock may be volatile.

The trading price of our shares has from time to time fluctuated significantly and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors, including the risk factors set forth herein, as well as our operating results, financial condition, announcements or drilling activities, general conditions in the oil and gas exploration and development industry, and other events or factors. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock.

There is a limited market for our common stock.

Our common stock is trading on the American Stock Exchange. Historically, there has not been an active trading market for significant volumes of our common stock. We are not certain that an active trading market for significant volumes of our common stock will develop, or if such a market develops, that it will be sustained.

If we are unable to fulfill commitments under any of our licenses, we will lose our interest in such license which will result in the loss of our entire investment in such license.

Our ability to retain licenses in which we obtain an interest will depend on our ability to fulfill the commitments made with respect to each license. We cannot assure you that we or the other participants in the projects will have the financial ability to fund these potential commitments.

Our operations are extremely dependent on other companies and other service providers over which we have no control.

While we employ exploration and development personnel, we may also rely upon the services of geologists, geophysicists, chemists, engineers and other scientists to assist in the exploration and analysis of our prospects to determine a method in which the prospects may be developed in a cost-effective manner. In addition, we rely upon the owners and operators of oil rigs and drilling equipment to drill and develop our prospects to production. Although we have developed relationships with a number of third party service providers, we cannot assure that we will be able to continue to rely on such persons. If any of these relationships with third party service providers are terminated or are unavailable on terms that are favorable to us, then we will not be able to execute our business plan.

Our debt level could negatively impact our financial condition, results of operations and business prospects.

As of June 30, 2005, we had outstanding indebtedness of $81.25 million aggregate principal amount of 6.00% Convertible Senior Notes Due 2012. Our level of indebtedness could have important consequences on our operations, including:

•                  making it more difficult for us to satisfy our obligations under the indentures or other debt and increasing the risk that we may default on our debt obligations;

•                  requiring us to dedicate a substantial portion of our cash flow from operating activities to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•                  limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and other general business activities;

•                  decreasing our ability to successfully withstand a downturn in our business or the economy generally; and

•                  placing us at a competitive disadvantage against other less leveraged competitors.

We may be required to repay all or a portion of our debt on an accelerated basis in certain circumstances. If we fail to comply with the covenants and other restrictions in the agreements governing our debt, it could lead to an event of default and the acceleration of our repayment of outstanding debt. Our ability to comply with these covenants and other restrictions may be affected by events beyond our control, including prevailing economic and financial conditions.

We may not have sufficient funds to make such repayments. If we are unable to repay our debt out of cash on hand, we could attempt to refinance such debt, sell assets or repay such debt with the proceeds from an equity offering. We cannot assure you that we will be able to generate sufficient cash flow from operating activities to pay the interest on our debt or that future borrowings, equity financings or proceeds from the sale of assets will be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock, a refinancing of our debt or a sale of assets include financial market conditions and our market value and operating performance at the time of such offering or other financing. We cannot assure you that any such offering, refinancing or sale of assets can be successfully completed.

Use of Proceeds

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders under this prospectus.

The Selling Stockholders

The selling stockholders may sell up to 14,072,650 shares of our common stock pursuant to this prospectus (including up to 2,097,241 shares of our restricted common stock granted under the Plan, 57,270 shares of common stock issued to our non-employee directors under the Plan in lieu of compensation for services as a director, 2,945,000 shares of our common stock underlying stock options granted under the Plan, 1,466,667 shares of our restricted common stock issued pursuant to certain non-plan restricted stock award agreements, 400,000 shares of our common stock underlying stock options issued pursuant to a certain non-plan stock option agreement, and 5,876,859 shares of our common stock that may subsequently be issued to our affiliates pursuant to future grants under the Plan).  The following table sets forth certain information known to us concerning each of the selling stockholders.  The shares are being registered to permit the selling stockholders to offer the shares for resale from time to time.  See “Plan of Distribution.”

Name	Shares of Common Stock Beneficially Owned Before Offering (1)	Number of Shares of Common Stock Offered Hereby (1)	Shares of Common Stock Beneficially Owned Follow Offering (2)	Percentage of Shares of Common Stock Owned After Offering (2)

William L. Transier (3)	6,410,915	1,233,832	5,593,750	7.4%
John N. Seitz (4)	6,486,083	1,309,000	5,593,750	7.4%
Bruce H. Stover (5)	1,040,679	1,407,346	250,000	*
Michael D. Cochran (6)	886,833	878,500	250,000	*
Ronald A. Bain (7)	687,483	282,816	404,667	*
H. Don Teague (8)	573,400	815,067	—	*
Robert K. Reeves (9)	118,750	18,750	100,000	*
John B. Connally III (10)	317,537	140,870	250,000	*
Andrew Cochran (11)	150,167	97,667	52,500	*
Robert L. Thompson (12)	207,922	324,589	—	*
Barry J. Galt (13)	132,197	135,530	50,000	*
Nancy K. Quinn (14)	100,037	140,870	12,500	*
Fiona Goodfellow (15)	98,417	38,250	60,167	*
Michael Neese (16)	81,989	28,614	53,375	*
Catherine L. Stubbs (17)	57,570	27,327	30,243	*
S. Lynn Willis (18)	53,852	21,327	32,525	*
Janice White (19)	72,000	15,000	57,000	*
Debra Bearden (20)	17,154	8,821	8,333	*
Aimee Stadtfeld (21)	13,282	6,615	6,667	*
Lance Gilliland (22)	439,841	800,000	39,841	*

*              Less than 1%, based on 75,159,544 shares outstanding on September 20, 2005.

(1)           Ownership is determined as of September 20, 2005 and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. The actual number of shares beneficially owned and offered for sale is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors, which we cannot predict at this time.

(2)           Assumes all the shares offered hereby are sold to persons who are not affiliates of the selling stockholders and the selling stockholders sell no other shares they beneficially own.

(3)           Mr. Transier is the Co-Chief Executive Officer of the Company.  Mr. Transier is the trustee of the Lighthouse Bypass Trust but has no economic interest in 12,500 shares owned by the Lighthouse Bypass Trust and disclaims beneficial ownership of such shares.  The shares offered by Mr. Transier include 166,667 shares of restricted common stock that vest one-half on each of January 1, 2006 and January 1, 2007, and 166,667 shares of common stock underlying stock options that vest one-half on each of January 1, 2006 and January 1, 2007, 250,000 shares of restricted common stock that vest one-third on each of January 1, 2006, January 1, 2007 and January 1, 2008, 59,000 shares of restricted common stock that vest on January 1, 2006, 250,000 shares of common stock underlying stock options that vest one-third on each of January 1, 2006, January 1, 2007 and January 1, 2008 and 83,333 shares of common stock underlying fully-vested stock options.

(4)           Mr. Seitz is the Co-Chief Executive Officer of the Company.  The shares offered by Mr. Seitz include 166,667 shares of restricted common stock that vest one-half on each of January 1, 2006 and January 1, 2007, and 166,667 shares of common stock underlying stock options that vest one-half on each of January 1, 2006 and January 1, 2007, 250,000 shares of restricted common stock that vest one-third on each of January 1, 2006, January 1,2007 and January 1, 2008, 59,000 shares of restricted common stock that vest on January 1, 2006 , 250,000 shares of common stock underlying stock options that vest one-third on each of January 1, 2006, January 1,2007 and January 1, 2008 and 83,333 shares of common stock underlying fully-vested stock options.

(5)           Mr. Stover is the Executive Vice President Operations and Business Development of the Company.  The shares offered by Mr. Stover include 333,333 shares of restricted common stock that vest one-half on each of January 1, 2006 and January 1, 2007, and 266,667 shares of common stock underlying stock options that vest one-half on each of January 1, 2006 and January 1, 2007, 100,000 shares of restricted common stock that vest one-third on each of January 1, 2006, January 1, 2007 and January 1, 2008, 41,000 shares of restricted common stock that vest on January 1, 2006, 100,000 shares of common stock underlying stock options that vest one-third on each of January 1, 2006, January 1, 2007 and January 1, 2008 and 133,333 shares of common stock underlying fully-vested stock options.

(6)           Michael D. Cochran is Executive Vice President Exploration of the Company.  The shares offered by Michael D. Cochran include 233,333 shares of restricted common stock that vest one-half on each of January 1, 2006 and January 1, 2007, and 166,667 shares of common stock underlying stock options that vest one-half on each of January 1, 2006 and January 1, 2007, 75,000 shares of restricted common stock that vest one-third on each of January 1, 2006, January 1, 2007 and January 1, 2008, 41,000 shares of restricted common stock that vest on January 1, 2006, 75,000 shares of common stock underlying stock options that vest one-third on each of January 1, 2006, January 1, 2007 and January 1, 2008 and 83,333 shares of common stock underlying fully-vested stock options.  Also includes 250,000 shares owned of record by 1600 Group, LLC, of which Mr. Cochran is the manager and has sole voting and investing power.

(7)           Mr. Bain is Vice President of Geosciences of the Company.  The shares offered by Mr. Bain include 133,333 shares of restricted common stock that vest one-half on each of January 1, 2006, January 1, 2007, and 166,667 shares of common stock underlying stock options that vest one-half on each of January 1, 2006 and January 1, 2007 and 66,667 shares of common stock underlying fully-vested stock options.

(8)           Mr. Teague is Executive Vice President, Administration, General Counsel and Secretary of the Company.  The shares offered by Mr. Teague include 166,667 shares of restricted common stock that vest one-half on each of January 1, 2006 and January 1, 2007, and 166,667 shares of common stock underlying stock options that vest one-half on each of January 1, 2006 and January 1, 2007, 75,000 shares of restricted common stock that vest one-third on each of January 1, 2006, January 1, 2007 and January 1, 2008, 35,000 shares of restricted common stock that vest on January 1, 2006, 100,000 shares of restricted common stock that vest on August 25, 2008, 50,000 shares of common stock underlying stock options that vest one-third on each of January 1, 2006, January 1, 2007 and January 1, 2008 and 83,333 shares of common stock underlying fully-vested stock options.

(9)           Mr. Reeves was Executive Vice President, Administration, General Counsel and Secretary of the Company until March 2004.

(10)         Mr. Connally is a director of the Company.  The shares offered by Mr. Connally include 13,333 shares of restricted common stock that vest one-half on each of January 1, 2006 and January 1, 2007, 13,333 shares of common stock underlying stock options that vest one-half on each of January 1, 2006 and January 1, 2007 and 6,667 shares of common stock underlying fully-vested stock options.

(11)         Andrew Cochran was Manager Exploration New Ventures of the Company until March 2005.

(12)         Mr. Thompson is Vice President, Chief Accounting Officer of the Company.  The shares offered by Mr. Thompson include 66,667 shares of restricted common stock that vest one-half on each of January 1, 2006 and January 1, 2007, 66,667 shares of common stock underlying stock options that vest one-half on each of January 1, 2006 and January 1, 2007, 25,000 shares of restricted common stock that vest one-third on each of January 1, 2006, January 1, 2007 and January 1, 2008, 24,000 shares of restricted common stock that vest on January 1, 2006, 50,000 shares of common stock underlying stock options that vest one-third on each of January 1, 2006, January 1, 2007 and January 1, 2008 and 33,333 shares of common stock underlying fully-vested stock options.

(13)         Mr. Galt is a director of the Company.  The shares offered by Mr. Galt include 13,333 shares of restricted common stock that vest one-half on each of January 1, 2006 and January 1, 2007, 13,333 shares of common stock underlying stock options that vest one-half on each of January 1, 2006 and January 1, 2007 and 6,667 shares of common stock underlying fully-vested stock options .

(14)         Ms. Quinn is a director of the Company.  The shares offered by Ms. Quinn include 13,333 shares of restricted common stock that vest one-half on each of January 1, 2006 and January 1, 2007, 13,333 shares of common stock underlying stock options that vest one-half on each of January 1, 2006 and January 1, 2007 and 6,667 shares of common stock underlying fully-vested stock options.

(15)         Ms. Goodfellow is Senior Geophysicist of the Company.  The shares offered by Ms. Goodfellow include and 4,167 shares of restricted common stock that vest one-half on each of January 1, 2006 and January 1, 2007 and 2,083 shares of common stock underlying fully-vested stock options.

(16)         Mr. Neese is Senior Geophysicist of the Company.  The shares offered by Mr. Neese include 16,667 shares of restricted common stock that vest one-half on each of January 1, 2006 and January 1, 2007 and 3,375 shares of common stock underlying fully-vested stock options.

(17)         Ms. Stubbs is Director of Financial Control and Assistant Secretary of the Company.  The shares offered by Ms. Stubbs include 16,667 shares of restricted common stock that vest one-half on each of January 1, 2006 and January 1, 2007 and 8,333 shares of common stock underlying fully-vested stock options.

(18)         Ms. Willis is Director, Accounting & Financial Analysis of the Company.  The shares offered by Ms. Willis include 10,000 shares of restricted common stock that vest one-half on each of January 1, 2006 and January 1, 2007 and 5,000 shares of common stock underlying fully-vested stock options.

(19)         Ms. White is Vice President, Corporate Services of the Company.

(20)         Ms. Bearden is Executive Assistant of the Company.  The shares offered by Ms. Bearden consist of 6,667 shares of restricted common stock that vest one-half on each of January 1, 2006 and January 1, 2007 and 3,333 shares of common stock underlying fully-vested stock options.

(21)         Ms. Stadtfeld is Executive Assistant of the Company.  The shares offered by Ms. Stadtfeld consist of 5,000 shares of restricted common stock that vest one-half on each of January 1, 2006 and January 1, 2007 and 1,667 shares of common stock underlying fully-vested stock options.

(22)         Mr. Gilliland is Executive Vice President and Chief Financial Officer of the Company.  The shares offered by Mr. Gilliland consist of 400,000 shares of restricted common stock that vest one-third on each of August 25, 2006, August 25, 2007 and August 25, 2008, 39,841 shares of restricted common stock that vest on September 15, 2006, and 400,000 shares of common stock underlying stock options that vest one-third on each of August 25, 2006, August 25, 2007 and August 25, 2008.

Except as indicated above, no selling stockholder has within the past three years had any position, office or other material relationship with the Company or any of its predecessors or affiliates.

Plan of Distribution

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchased of common stock to be made directly or through agents.  This prospectus covers the resale of shares of our common stock by the selling stockholders.  As used in this prospectus, “selling stockholders” includes holders of shares of our common stock received from a selling stockholder after the date of this prospectus and who received such shares by gift or by other transfer by such selling stockholder to an immediate family member of such stockholder, by will or through operation of the laws of descent and distribution, and their respective administrators, guardians, receivers, executors or other persons acting in a similar capacity.

The common stock may be sold from time to time to purchasers:

•      directly by the selling stockholders and their successors, which includes their transferees, pledgees or donees or their successors; or

•      through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling stockholders and any underwriters, broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. As a result, any profits on the sale of the common stock by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts, and “underwriters” within the meaning of the Securities Act of 1933 will be subject to prospectus delivery requirements of the Securities Act of 1933. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act of 1933 and Rule 10b-5 under the Securities Exchange Act of 1934. If the common stock is sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The common stock may be sold in one or more transactions at:

•      fixed prices;

•      prevailing market prices at the time of sale;

•      prices related to such prevailing market prices;

•      varying prices determined at the time of sale; or

•      negotiated prices.

These sales may be effected in transactions:

•      on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale;

•      in the over-the-counter market;

•      otherwise than on such exchanges or services or in the over-the-counter market;

•      through the writing and exercise of options, whether such options are listed on an options exchange or otherwise; or

•      through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholders may also sell the common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell the common stock.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock.

At the time a particular offering is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling stockholders, the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.

We cannot be certain that any selling stockholder will sell any or all of the common stock pursuant to this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the common stock will be subject to the Securities Exchange Act of 1934. The Securities Exchange Act of 1934 rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

We have agreed to pay substantially all expenses incidental to the registration, offering and sale of the common stock to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

Legal Matters

Certain legal matters in connection with the common stock offered hereby will be passed on for us by Porter & Hedges, L.L.P., Houston, Texas.  Any underwriters will be advised about other issues relating to by offering by their own legal counsel.

Experts

The consolidated financial statements of Endeavour International Corporation as of December 31, 2003, and for each of the years in the two-year period ended December 31, 2003, have been audited by L J Soldinger Associates LLC, independent registered public accountants, as stated in their report. We have incorporated these financial statements in this registration statement in reliance upon L J Soldinger Associates, LLC report, given their authority as experts in accounting and auditing.

The consolidated financial statements of Endeavour International Corporation as of December 31, 2004, and for the year ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere (incorporated by reference) herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states Endeavour International Corporation acquired OER oil AS on November 23, 2004, and management excluded from its assessment of the effectiveness of Endeavour International Corporation’s internal control over financial reporting as of December 31, 2004, OER oil AS’s internal control over financial reporting associated with total assets of $63.3 million and total revenues of $3.7 million included in the consolidated financial statements of Endeavour International Corporation and subsidiaries as of and for the year ended December 31, 2004. The audit of internal control over financial reporting of Endeavour International Corporation also excluded an evaluation of the internal control over financial reporting of OER oil AS.

Part II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

The following documents, which have been previously filed by us with the Securities and Exchange Commission under the Securities Exchange Act of 1934, are incorporated herein by reference:

1)     Our annual report on Form 10-K, as amended, for the year ended December 31, 2004 (File No. 001-32212).

2)     Our quarterly reports on Form 10-Q for the quarters ended March 31, 2005 (File No. 001-32212) and June 30, 2005 (File No. 001-32212).

3)     Our current reports on Form 8-K filed on January 5, 2005, January 11, 2005 (two reports of the same date), January 14, 2005, January 24, 2005, January 26, 2005, as amended by Form 8-K/A on February 4, 2005, February 2, 2005, February 22, 2005, February 25, 2005, March 2, 2005, March 9, 2005, April 27, 2005, May 6, 2005, July 15, 2005, August 5, 2005, August 25, 2005, September 1, 2005, September 6, 2005, September 13, 2005 (two reports of the same date) and September 19, 2005 (File No. 001-32212) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K).

4)     The description of our common stock contained in our registration statement on Form 8-A filed on June 10, 2004, as amended by our amended registration statement on Form 8-A/A-1 filed on August 11, 2004 (File No. 001-32212), and including any other amendments or reports filed for the purpose of updating such description.

All documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K) subsequent to the filing date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of each such document.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

The Company’s Amended and Restated Articles of Incorporation provide that no officer or director of the Company will be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, other than (1) for acts or omissions that involve intentional misconduct, fraud or knowing violations of law or (2) the unlawful payment of a distribution.  In addition, the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that the Company will indemnify the Company’s officers and directors and advance related costs and expenses incurred by our officers and directors to the fullest extent permitted by Nevada law.  In addition, the Company may also enter into agreements with any officer or director and may obtain insurance indemnifying officers and directors against certain liabilities incurred by them.

Nevada Revised Statutes (“NRS”) Section 78.138 provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

NRS Section 78.7502 permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

NRS Section 78.751 permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation.  NRS 78.751 further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.  NRS 78.752 provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Item 7.  Exemption From Registration Claimed

Of the shares registered by this registration statement, 2,731,250 shares of our restricted common stock and options to purchase 400,000 shares of our common stock were issued to certain directors, officers, employees and consultants of the Company as inducement or incentive awards.  Additionally, 57,270 shares of our common stock were issued to our non-employee directors in lieu of compensation for services as directors.  These grants were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

Item 8.  Exhibits

Exhibit Number	Description of Exhibit
4.1	Endeavour International Corporation 2004 Incentive Plan (incorporated by reference to Annex B to the Company’s definitive proxy statement filed July 18, 2005, File No. 001-32212).
4.2	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.39 to the Company’s Form 10-KSB filed March 30, 2004, File No. 000-33439).
4.3

Restricted Stock Award Agreement dated effective August 26, 2005, between Endeavour International Corporation and Lance Gilliland (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed September 19, 2005, File No. 000-33439).

4.4

Stock Option Agreement dated effective August 26, 2005, between Endeavour International Corporation and Lance Gilliland (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed September 19, 2005, File No. 000-33439).

5.1 (*)	Opinion of Porter & Hedges, L.L.P. with respect to legality of the securities, including consent.
23.1 (*)	Consent of L J Soldinger and Associates LLC.
23.2 (*)	Consent of KPMG LLP.
23.3 (*)	Consent of Gaffney, Cline & Associates Ltd.
23.3	Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).
24.1	Power of Attorney (contained in signature page).

(*)  Filed herewith.

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 29th day of September, 2005.

Endeavour International Corporation

By:	/s/ Robert L. Thompson
Robert L. Thompson
Vice President, Chief Accounting Officer

Power of Attorney and Signatures

Know all men by these presents, that each person whose signature appears below, constitutes and appoints William L. Transier, John N. Seitz, Lance Gilliland and Robert L. Thompson, and each of them, our true and lawful attorneys-in-fact and agents, with power to act with or without the others and with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agents may deem necessary or advisable in order to enable Endeavour International Corporation to comply with the Securities Act of 1933 and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-8 under the Securities Act of 1933, including specifically but without limitation, power and authority to sign the name of the undersigned to such registration statement, and any amendments to such registration statement (including post-effective amendments and additional registration statements filed pursuant to Rule 462 of the Securities Act of 1933), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John N. Seitz	Co-Chief Executive Officer	September 29, 2005
John N. Seitz	and Director (Principal Executive Officer)

/s/ William L. Transier	Co-Chief Executive Officer	September 29, 2005
William L. Transier	and Director (Principal Executive Officer)

/s/ Lance Gilliland	Executive Vice President	September 29, 2005
Lance Gilliland	and Chief Financial Officer (Principal Financial Officer)

/s/ Robert L. Thompson	Vice President, Chief	September 29, 2005
Robert L. Thompson	Accounting Officer (Principal Accounting Officer)

/s/ John B. Connally III	Director	September 29, 2005
John B. Connally III

/s/ Barry J. Galt	Director	September 29, 2005
Barry J. Galt

/s/ Nancy K. Quinn	Director	September 29, 2005
Nancy K. Quinn

Exhibit Index

Exhibit Number	Description of Exhibit
4.1	Endeavour International Corporation 2004 Incentive Plan (incorporated by reference to Annex B to the Company’s definitive proxy statement filed July 18, 2005, File No. 001-32212).
4.2	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.39 to the Company’s Form 10-KSB filed March 30, 2004, File No. 000-33439).
4.3

Restricted Stock Award Agreement dated effective August 26, 2005, between Endeavour International Corporation and Lance Gilliland (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed September 19, 2005, File No. 000-33439).

4.4

Stock Option Agreement dated effective August 26, 2005, between Endeavour International Corporation and Lance Gilliland (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed September 19, 2005, File No. 000-33439).

5.1 (*)	Opinion of Porter & Hedges, L.L.P. with respect to legality of the securities, including consent.
23.1 (*)	Consent of L J Soldinger and Associates LLC.
23.2 (*)	Consent of KPMG LLP.
23.3 (*)	Consent of Gaffney, Cline & Associates Ltd.
23.3	Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).
24.1	Power of Attorney (contained in signature page).

(*)  Filed herewith.